Exhibit 99.4

The following is an e-mail communication from Joseph P. Schneider to the Company’s customer partners sent on July 5, 2012.

July 5, 2012

Valued Customer*

Boot Store USA

123 Main Street

Middle America, USA 84239

*sample address to use in generating letters from contact list

To our valued customers:

Today, LaCrosse Footwear, Inc. has entered into a definitive agreement to be acquired by ABC-MART, INC., a leading retailer of athletic, business and casual footwear in Japan, and a valued customer for our iconic American-made products for many years. When the transaction closes, LaCrosse will become a wholly-owned U.S. subsidary of ABC-MART and will continue to be headquartered in Portland, Oregon. Attached you will find the press release with further details on the agreement and transaction.

We believe that the position of the LaCrosse and Danner brands, along with our solid product offering has never been stronger. We see exciting synergies in our newer lifestyle and casual offerings, and we remain as committed as ever to our ongoing business in the work and outdoor markets. The partnership with ABC-MART will support our growth strategies in the global marketplace, while also leveraging our world-class manufacturing facility in Portland, Oregon to meet increasing demand for American-made products around the world.

I want to assure you that we will continue to deliver the exceptional customer service and operational excellence you have come to expect from us. Our core organizational structure in the U.S. remains the same, including the sales and customer service teams that you depend on every day. Deliveries of Fall 2012 products are on schedule and will be ready for shipment to your stores as promised.

This is a very big step for our company, and we are encouraged by the opportunity it brings to better serve our partners and consumers around the world. We appreciate your ongoing support in the coming weeks and months. Rest assured, the company is committed to delivering the outstanding products, compelling messaging and superior service you’ve come to depend on from LaCrosse Footwear.

Sincerely,

Joseph P. Schneider

LaCrosse Footwear Inc.

President and CEO

NOTICE TO INVESTORS: This letter is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of LaCrosse Footwear common stock described in the letter has not commenced. At the time the tender offer is commenced, ABC-MART will file with the SEC and mail to the LaCrosse Footwear shareholders a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal and other related documents and LaCrosse Footwear will file with the SEC and mail to its shareholders a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in connection with the transaction. These materials will contain important information about ABC-MART, LaCrosse Footwear, the transaction and other related matters. Investors and securityholders are urged to carefully read each of these documents when they are available. Investors and securityholders will be able to obtain free copies of the Tender Offer Statement, the Tender Offer Solicitation and Recommendation Statement, and other documents filed with the SEC by ABC-MART and LaCrosse Footwear through the website maintained by the SEC at www.sec.gov. In addition, investors and securityholders will be able to obtain free copies of all of these materials by contacting the respective investor relations departments of ABC-MART and LaCrosse Footwear at their respective e-mail addresses below.

Forward-Looking Statements

Statements in this letter concerning the proposed acquisition of LaCrosse Footwear by ABC-MART, the expected timetable for completing the transaction, expected long-term growth for the combined company, plans for geographic expansion in the global marketplace and any other statements about ABC-MART or LaCrosse Footwear managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. For further information concerning forward-looking statements, please read the disclosure under the heading “Forward Looking Statements” in LaCrosse Footwear’s Annual Report on Form 10-K for the year ended December 31, 2011 which has been filed with the SEC. Any statements that are not statements of historical fact (including any statements containing the words “believe”, “plans”, “anticipates”, “expects”, “estimates”, and similar expressions) should also be considered forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties and actual results could differ materially from those in the forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, conditions affecting the industries in which ABC-MART and LaCrosse Footwear operate, the possibility that certain conditions to the offer and the merger and to consummate the transactions will not be met, the ability of ABC-MART to successfully integrate LaCrosse’s operations and employees, and other factors found under the heading “Risk Factors” in the LaCrosse Footwear Annual Report on Form 10-K for the year ended December 31, 2011. The forward-looking statements contained in this letter speak only as of the date on which they are made and, except as required by law, neither ABC-MART nor LaCrosse Footwear express any intention or undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this letter.

Investor Contacts

ABC-MART, INC.

Jo Kojima, Director and Manager

Corporate Planning Office

+81-3-3476-5452 / ir_info@abc-mart.co.jp

LaCrosse Footwear, Inc.

David Carlson, Executive Vice President and Chief Financial Officer

+1-503-262-0110 ext. 1331

or

StreetConnect, Inc.

Michael Newman

Investor Relations

+1-800-654-3517 / BOOT@stct.com

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